Exhibit 10.21

December 8, 2019

David Klein

Via E-mail

RE: Employment Agreement
Dear Mr. Klein:

We are pleased to make an offer of full-time employment to you pursuant to the terms and conditions contained within this employment agreement (the “Agreement”). Your position will be Chief Executive Officer of Canopy Growth Corporation (the “Company”), serving at the pleasure of the Company’s Board of Directors (the “Board”).

1.	Conditional Offer

This offer of employment is conditional upon completion, to the Company’s satisfaction, of the following background checks:

•	Criminal Background Check

You agree to sign and return any forms or consents and take any steps necessary for the Company to conduct the above-noted background checks as required by the Company. You also agree that the Company may use the services of a third-party background checking firm to conduct some or all of these background checks, and that the Company may provide your personal information, including any forms and consents, to the background checking firm for this purpose. You also agree that this offer of employment is conditional upon the Company being satisfied, in its discretion, with the results of the background checks. If the Company is not satisfied, we regret that you will not become an employee of the Company. You agree that in the event that you do not become an employee of the Company, you will have no claims against the Company arising out of the Company’s decision or the checks referenced herein.

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You also understand and agree that the Company’s licenses under the Federal Cannabis Act and Regulations (together, the “Cannabis Act”) require the Company’s officers to satisfy the requirements of a security clearance. Therefore, you must immediately apply for a security clearance pursuant to the Cannabis Act. You agree that in the event you fail to successfully obtain a security clearance (or your security clearance is revoked at any time) as required by the Minister of Health under the requirements of the Cannabis Act, your lack of a security clearance will constitute frustration of contract, and this agreement will terminate at law, with no further obligations owed to you by the Company under this Agreement.

2.	Duties and Responsibilities

As Chief Executive Officer, you will report to and comply with the directions of the Company’s Board of Directors. Your primary duties are set out in the job description attached to this agreement as Schedule “A”. You agree to perform the duties of your position diligently and to the best of your ability. We may need to make reasonable changes to these duties as necessary, to achieve our organizational objectives and you agree to accept those changes provided that reasonable notice of those changes is provided to you in advance.

3.	Effective Date

The terms of this Agreement shall commence on January 14, 2020, or such other date that may be mutually agreed between you and the Company.

4.	Location of Work

The Company’s head office is located at 1 Hershey Drive, Smiths Falls, ON. You will be expected to travel throughout the world, on a not infrequent basis, in order to satisfy the terms of this Agreement.

5.	Policies

It will be a condition of your employment with the Company that you adhere to all Company rules and policies. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once they come into effect.

6.	Compensation and Benefits

You will be paid a Base Salary of nine hundred and seventy-five thousand dollars (US$975,000.00) per year subject to statutory and benefits deductions. The Board will review such salary on an annual basis. All dollar amounts when expressed are expressed as either CAD$ which are Canadian dollars or US$ which are U.S. dollars.,

In addition to your Base Salary, you are eligible for a short term annual incentive performance bonus in US$ of 125% of your Base Salary (the “Target Award”), with a payout range of 0-2x the Target Award based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives which have been approved by the Board (“STI”). Notwithstanding the foregoing, for FY20, you shall be entitled to receive a pro-rated amount of the Target Award based on the number of days worked between your start date and March 31, 2020.

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You will be eligible to participate in Canopy Growth’s Amended and Restated Omnibus Incentive Plan, as approved by the Board and as amended from time to time (the “Stock Option Plan”). The vesting and exercise of equity is governed by the Stock Option Plan and related documentation. Equity will continue to vest during any period during which you continue to be an employee of the Company in connection with the resignation of your employment or termination of employment without cause. Unvested options on termination or resignation will expire as per the terms and conditions of the Stock Option Plan. The termination date for the purpose of your entitlement in respect of any equity that you are granted by the Board will be your last day of active service with the Company.  For greater certainty, equity will not vest during any period in which you are receiving severance pursuant to Section 7 below.

Pursuant to the Stock Option Plan, you will be eligible to receive an annual long term award of 300% your Base Salary, which utilizes the US$ Fair Market Value share price (as defined in the Stock Option Plan) (“FMV price”) on the grant date, 50% of which shall be in the form of stock options (“Options”) and 50% of which shall be in the form of performance share units (“PSUs”) subject to the Board’s discretion (“LTI”) and which annual granting practice shall commence in FY21, but in no event occur later than July 1, 2020 and which shall include relative shareholder return and financial metrics to be determined by the Board.

You will be provided with an annual perquisite allowance of CAD$125,000, reimbursed monthly during your employment. The parties will mutually agree on the tax treatment to ensure that it is for the benefit of both parties.

You will be covered for all reasonable business expenses as outlined in the Corporate Travel & Expense Policy.

Upon the creation by the Company of a retirement plan in which you participate, the Company will contribute CAD$40,000 per annum on your behalf, subject to the terms and conditions of the applicable plan.

As of the commencement of this Agreement, you will be entitled to apply for the health and insurance benefits offered to executive employees. The terms and carrier of the Company’s health and insurance benefits are subject to change from time to time, at the Company’s sole discretion. In addition, you will be provided bridge coverage, to the extent any is necessary, until such time as Company has enacted a US based health and insurance benefits plan.

The Company will reimburse you for tax and legal advice relating to this agreement to a maximum amount of CAD$20,000.

In addition to the LTI described above, prior to any announcement of you accepting your position with the Company, the Corporate Governance and Nominating Committee of the Board, at the next available Board Meeting at which equity may be granted following your execution of this Agreement, shall recommend to the Board that the Board approve the following:

1)	Replacement Compensation
a.

A grant of restricted share units (RSUs) of an amount equal to the US$ amount of your forfeited equity value with your current employer determined on your start date of January 14, 2020 which on the date hereof is approximately US$7 million. The RSUs will vest on the same dates as the RSUs you currently hold with your current employer.

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b.	A lump sum payment in an amount equal to the US$ amount of your forfeited annual bonus that you would have received from your current employer.

2)	Inducement Grant
a.

A grant of Options of CAD$20,000,000 using the FMV price on the Date of Grant (which shall be set based on the closing price of the Company stock on December 6, 2019), which shall, subject to meeting the conditions set out in i, ii and iii, vest in three equal portions on the 2nd, 3rd and 4th anniversaries of the Date of Grant and have a six-year term (the "Term"). The number of stock options to be granted will be determined by dividing the grant value by the FMV and multiplied by 2 (i.e. each option is worth 50% of the FMV price). In addition to the aforementioned time-based vesting, the Options shall also require the following performance objectives to be met in order to vest:

i.

The first CAD$6,700,000 of the Options shall only vest if during any 90- day period during the Term, the Company’s average closing stock price on the TSX has appreciated by a minimum of 50% from the stock price on the Date of Grant;

ii.

the second CAD$6,700,000 of the Options shall only vest if as at the end of any fiscal year of the Company during the Term, Audited Annual Revenue of $2.50 billion is achieved by the Company for such fiscal year ended, as confirmed by the auditors of the Company ; and

iii.

CAD$6,660,000 of the Options shall only vest if as at the end of any fiscal year of the Company during the Term, a CAD$100M CAET, as defined below is achieved for such fiscal year ended, as confirmed by the auditors of the Company.

Comparable Adjusted EBITDA (CAET) means, for any fiscal year of the Company, Adjusted EBITDA for such fiscal year further adjusted to remove any individual non-core market with negative Adjusted EBITDA outside of the Company’s core markets, which for greater certainty are Canada, UK, Germany, Spain, Denmark, Chile and Brazil, as long as the negative Adjusted EBITDA is in-line with the Board approved plan such removed market.

For greater certainty, when used herein Adjusted EBITDA means, for any fiscal year of the Company, earnings before interest, tax, depreciation and amortization of the Company as set forth in the financial statements for the Company for such fiscal year then ended, adjusted to exclude share-based compensation expense, acquisition related costs including SBC, and other non-cash items pursuant to past practices and approved by the Audit Committee of the Board.

Stock Ownership Guidelines

You agree that, within three years of your start date, and thereafter throughout your employment and for one year post the ending of your employment, you shall maintain ownership of a minimum of five times the Base Salary in the Company’s equity, which may include RSU ownership, but not stock options and performance share units.

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Vacation Entitlement

Subject to the requirements of the Employment Standards Act, 2000 (“ESA”), you will be entitled to six weeks’ vacation time per vacation entitlement year. All such vacation time is to be scheduled in accordance with business requirements.

Any vacation time that you take in any given year shall count first towards your statutory entitlement and then towards any additional vacation time to which you are entitled pursuant to the terms of this Agreement. You may carry-over a maximum of ten (10) days of vacation time with the approval of the Board.

You agree that if you have received vacation pay before it is earned, then the Company may deduct the applicable amount from any payments owing to you when your employment ends.

7.	End of Employment

Although it is difficult to contemplate ending our relationship when it is just beginning, it is mutually beneficial to determine our respective obligations ahead of time. Accordingly, your employment may cease under any of the following circumstances:

i)	Resignation

You may resign from your employment by giving us not less six (6) weeks’ written notice.

At the Company’s sole option, the Company may waive the obligation for you to work in active employment during the period following the tendering of such notice of resignation. If the Company elects to exercise its option, then you will be provided with payment in lieu of Base Salary equal to the remaining period between the date the Company exercises its option and your last day of employment as set out in your notice of resignation.

ii)	Termination Without Cause

If the Company elects to terminate your employment for reasons other than just cause, then it may do so, for any reason not prohibited by statute, by providing you with the following:

(a)	A lump sum payment equal to two years Base Salary as in effect at the time of termination; and
(b)	two times the average actual amounts paid as STI during the prior two years (or two times the Target Award if you have worked for less than two years); and,
(c)

The continuation of any group insured benefits for a period of two years from the date of termination, subject to the provisions of applicable plans and policies (it being understood that any benefits that cannot be continued for the two year period will be continued for the statutory notice period required under the ESA and you will receive a payment equal to the premium cost for any such benefits that cannot be continued beyond the statutory notice period).

You understand and agree that as a condition of receiving any payments pursuant to the above paragraph 8(ii) that exceed the statutory entitlements provided by the ESA, you will be required to execute a release in favor of the Company, immediately execute

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written resignations from any position as officer or director of the Company or any of its subsidiaries and affiliates, as well as immediately comply with section 7 of the Intellectual Property and Confidential Information Agreement, attached as Schedule “B”.

If you are then participating in any incentive compensation plan/program, then incentive compensation (if any) owing to you will be calculated and paid out in the usual manner and at the usual time in accordance with the terms of the applicable plan/program then in effect, but subject to the terms and conditions of the applicable plan on termination or resignation of employment.

Notwithstanding anything in this agreement, the Company guarantees that you will at all times receive your minimum entitlements under the governing employment standards legislation in force at the time of your termination from employment.

Any payments made pursuant to the above provisions are in full satisfaction of any amounts owing to you including statutory entitlements and common law damages in any way related to your employment.

You specifically acknowledge that by entering into this agreement you are hereby forfeiting your right to claim common law notice of termination, which may be greater than the amount of notice required to be provided to you pursuant to the provisions of this Agreement.

These termination provisions will apply throughout your employment with the Company regardless of any changes to your salary, benefits, position title, or job responsibilities.

iii)	Termination For Cause

The Company may terminate your employment for just cause at any time without notice, pay in lieu of notice, severance pay, or other liability. For the purposes of this agreement, just cause includes, but is not limited to any conduct that constitutes just cause at common law as well as the following:

•	a material breach of this Agreement or material Company employment policies;
•	theft, dishonesty or falsifying records;
•	intentional destruction, improper use or abuse of company property;
•	violence in the workplace;
•	unlawful conduct at our premises, property or during Company-related functions at other locations;
•	unlawful harassment of your co-workers, supervisors, managers, customers, suppliers or other individuals associated with the Company;
•	insubordination or willful refusal to take lawful directions; and,
•	intoxication or impairment in the workplace.

8.	Protection of Business Interests

Like most organizations, the Company must protect itself from unfair competition. Therefore, we have established the following restrictions to protect our valid business interests. You understand these provisions and agree that they are reasonable in light of all of the circumstances, including the availability to you of employment in areas and fields that are not restricted by this agreement.

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(a)	Confidentiality

It is a condition of your employment that you execute the Intellectual Property and Confidentiality Agreement, attached as Schedule “B”.

(b)	Non-Solicitation

In recognition of the access you will have to our processes, employees and clients, you agree that during your employment and for a period of twelve (12) months after it ends, you will not, either directly or indirectly, communicate with the Company’s employees,  or customers for the purpose of inducing them to end their relationship with the Company.

(c)	Non-Competition

In light of the nature of your position and the close relationship you will have with our customers, it is important for us to limit interference with our business. Therefore, during your employment and for twelve (12) months thereafter, you will not, whether on your own behalf or on behalf of any other person, corporation, or organization, whether or not such organization is operated for profit, work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell cannabis, including hemp, and/or provides cannabis-related services or products, in any jurisdiction in which the Company or its subsidiaries has operations. Without limiting the generality of the foregoing, as of the date hereof such jurisdictions include Canada, USA, Brazil, Colombia, Czech Republic, Germany, United Kingdom, Australia, South Africa, Lesotho, Poland and Italy.

It is not our intention to unduly restrict your employment prospects. Accordingly, the Company may agree to waive this provision if we are able to establish appropriate safeguards to minimize the impact any proposed employment with a competitor will have on the Company’s business interests. Any such waiver must be in writing and signed by an authorized representative of the Company.

(d)	Conflict of Interest

To enable you to meet the demands of your position, we require your full attention. Accordingly, while you are employed with us, you must devote yourself exclusively to the business of the Company.

You agree that you will not engage in any other business activity or employment, including sitting on any board of directors, governors, or trustees (whether the organization is operated for profit or not) during your employment, without the Company’s prior written approval. The Company agrees not to withhold such approval unreasonably.

You confirm that your employment with us does not violate any agreement or understanding to which you are currently bound including any existing non-competition, non-solicitation or confidentiality agreements. You further agree to indemnify and save harmless the Company against all losses, costs, damages, expenses, penalties, fines and other amounts for which it may be found liable at law with respect to your breach of any such agreement.

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9.	General

This agreement constitutes our entire employment agreement and supersedes any previous written or verbal agreements between us. If any term of this agreement is found to be invalid or unenforceable, in whole or in part, the validity or enforceability of any other provision will not be affected.

Any modifications to this agreement must be in writing and signed by both of us. No waiver of a breach of any term of this agreement is binding unless it is in writing and signed by the party waiving it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

In the event that any provision or part of this Agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

This agreement is governed by the laws of the province of Ontario. References in this agreement to the ESA include any amendments or successor legislation.

The parties agree that, except as may be guaranteed by the provisions of the ESA the Ontario Superior Court of Justice, sitting at Ottawa, shall have exclusive jurisdiction to adjudicate any dispute arising between the parties.

We encourage you to review this offer of employment with legal counsel.

In order to provide you with appropriate time, please return an executed copy of this employment package by December 8, 2019. If we have not received the signed documents (or we have agreed in writing to extend your offer of employment to another date in the future), this offer will become null and void.

/s/Peter Stringham	December 8, 2019
Peter Stringham, Board Member
Canopy Growth Corporation	Dated

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I have had sufficient time to review this agreement and have been advised to review it with a lawyer. If I did not do so, it is because I understood the terms of the Company’s offer and did not feel that I needed legal advice. I understand and accept the terms of this agreement and am signing it voluntarily.

/s/David Klein	December 8, 2019
David Klein	Dated

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SCHEDULE “A”

JOB DESCRIPTION

Position:	Chief Executive Officer

Responsibilities:

The Chief Executive Officer of the Company will report to and comply with the direction of the Board of Directors of the Company. The Chief Executive Officer shall be, subject to the authority of the Board of Directors, responsible for the general supervision of the day-to-day affairs of the Company, including, without limitation:

►

Shape global strategic plans: Develop and execute the company’s strategy with the appropriate scale and pace while retaining the company values and entrepreneurial culture. Targeting the best markets and products for sustainable customer satisfaction with the appropriate sales and earnings growth.

►

Develop a world-class supply chain: Define and execute the supply chain strategy, aligning people / process / systems that will optimize output while maintaining high levels of efficiency across product development, manufacturing/production, quality control and logistics.

►	Deliver consistently: Produce results based on agreed upon targets and timetable in a rapidly evolving industry.
►	Build best in class product portfolios: Continue to innovate and develop new products to fulfill consumers across various channels including medical and recreational.
►

Embraces social responsibility: Ensure that the company is adhering to all regulatory requirements and is viewed a leader in quality products and safety around the world. The CEO will be the catalyst to ensure that the company is on the forefront of the rapidly evolving regulatory landscape.

►

Cultivate high-performing cross-functional teams: Create a culture through a combination of recruiting top talent, restructuring current roles/responsibilities as needed, and developing high potential team members. Foster an entrepreneurial & fast paced environment that operates with discipline and trust among leaders.

►	Other: Such other powers and duties as the Board of Directors may specify from time-to-time

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SCHEDULE “B”

INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

This Intellectual Property and Confidential Information Agreement (the “Agreement”) is entered into between Canopy Growth Corporation (the “Company”) and David Klein (the “Employee”).

Whereas the Company is offering the Employee employment and has an interest in protecting its confidential information and other proprietary information and related rights;

And whereas the Employee recognizes the importance of protecting the Company’s confidential information and other proprietary information and related rights is a fundamental term of the Employee’s employment;

NOW THEREFORE, in consideration of the Company hiring the Employee and/or for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the Employee and the Company hereby agree as follows:

1.	Definitions

“Confidential Information” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company to the Employee, or which is available to the Employee during the course of the Employee’s employment, including, without limitation the following:

•

information regarding the Company’s business operations, Developments (as defined below), methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the Company;

•

customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company and the nature of the Company’s relationships with these clients and suppliers;

•

information regarding the business operations, methods and practices, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates and financial affairs of the Company’s stakeholders;

•

technical and business information of or regarding the clients, customers or stakeholders of the Company, obtained in order to enable or assist the Company in providing such clients, customers or stakeholders with products and services, including information regarding the business operations, methods and practices and product plans of such clients, customers or stakeholders;

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•	any other trade secret or confidential or proprietary information received by the Company from third parties and in the possession or control of the Company; and
•

any other materials or information related to the Company’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format;

provided that, Confidential Information shall not include information which:

a)	is generally known or in the public domain at the time of disclosure;
b)	though originally Confidential Information becomes generally available to the public through no fault of the Employee, as of the date of its becoming part of the public knowledge; or
c)

is required to be disclosed by any law, regulation, governmental body, or authority or by court Order provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

“Developments” include, without limitation any methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know-how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade-marks, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company.

2.	Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of the Employee’s employment, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall the Employee copy or reproduce the Confidential Information except as may be reasonably required for the Employee to perform the Employee’s duties for the Company.

3.	Restricted Use of Confidential Information

At all times during and subsequent to the termination or cessation of the Employee’s employment, the Employee shall not use the Confidential Information in any manner except as reasonably required for the Employee to perform the Employee’s duties for the Company.

Upon the request of the Company and in any event upon the termination or cessation of the Employee’s employment, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in the Employee’s possession or under the Employee’s control.

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4.	Ownership of Confidential Information and Developments

The Employee acknowledges and agrees that the Employee shall not acquire any right, title or interest in or to the Confidential Information.

The Employee agrees to make full disclosure to the Company of each Development promptly after its creation.

With the sole exception of any intellectual property owned by (and not merely licensed to) the Employee prior to the making of this Agreement, which is also enumerated by the Employee in the attached Schedule “A” prior to the execution of this Agreement, the Employee hereby assigns and transfers to the Company, and agrees that the Company shall be the exclusive owner of, all of the Employee’s right, title and interest to each Development and any enhancement, modification, or addition to any of the intellectual property enumerated in Schedule “A” or any of the intellectual property that is marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company, throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.

The Employee further agrees to cooperate fully at all times during and subsequent to the Employee’s Employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee agrees that the obligations in this subparagraph (c) shall continue beyond the termination of the Employee’s employment with respect to Developments created during the Employee’s employment.

The Employee acknowledges that the Company shall alone have the right to apply for, prosecute, defend and obtain Letters Patent of invention, copyright registration, industrial design registration in any and all counties of the world with respect to any such invention, discovery, development or improvement, copyright material or industrial design created.

The expense of applying for and obtaining the Letters Patent, copyright registration and industrial design registration referred to in this Agreement shall be borne entirely by the Company.

It is agreed that the Company shall not be entitled to those inventions, discoveries, developments and improvements made by the Employee prior to the time the Employee was engaged in employment by the Company; it being understood and agreed that the inventions, discoveries, developments and improvements enumerated in Schedule “A” constitute the inventions, discoveries, developments and improvements made by the Employee, and the Employee hereby acknowledges that there are no inventions, discoveries, developments and improvements made prior to the employment of the Employee by the Company and which are the property of the Employee other than those that are enumerated in Schedule “A”.

The Employee hereby grants a power of attorney to the Company to have the Company execute on the Employee’s behalf all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to

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assign and convey to the Company and its successors, assigns and nominees sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trade-marks, industrial designs (design patents), topographies (mask work rights) or other intellectual property rights relating thereto.

The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. The Employee will confirm any such waiver from time to time as requested by the Company.

5.	No Conflicting Obligations

The Employee acknowledges and represents to the Company that the Employee’s performance during the period of the Employee’s employment shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer or client of the Employee or any other third party. The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party that conflicts with any of the Employee’s obligations under this Agreement.

The Employee represents and agrees that the Employee will not bring to the Company and shall not use in the performance of the Employee’s work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer or client of the Employee or any other third party. The Employee represents and agrees that in the Employee’s work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

6.	Enforcement

The Employee acknowledges and agrees that damages may not be an adequate remedy to compensate the Company for any breach of the Employee’s obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement. Such relief shall be in addition to and not in lieu of any other remedies available the Company at law or in equity.

7.	Returning the Company Documents

The Employee agrees that upon the termination of the Employee’s employment the Employee will deliver to the Company (and will not keep in the Employee’s possession or deliver to anyone else) any and all Confidential Information and proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, together with any third party information received by the Employee. In the event of the termination of the Employee’s employment, the Employee agrees to sign and deliver to the Company the “Termination Certificate” attached hereto as Appendix “A”. Notwithstanding the foregoing, the Employee shall be entitled to keep personal copies of (i) the Employee’s compensation records, (ii) this Agreement, and (iii) the Employee’s letter of offer.

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8.	General

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario and any laws of Canada applicable thereto.

If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the Chairman of the Board of Directors of the Company and the Employee.

This Agreement supersedes all previous agreements, if any, between the Company and the Employee with respect to the subject matter of this Agreement. The Employee agrees, however, that this Agreement does not purport to set forth all of the terms and conditions of the Employee’s employment and the Employee has other obligations to the Company that are not set forth in this Agreement.

The rights and obligations under this Agreement shall survive the termination of the Employee’s employment and shall enure to the benefit of and shall be binding upon (i) the Employee’s heirs and personal representatives; (ii) the successors and assigns of the Employee; and (iii) the successors and assigns of the Company.

THE EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS.

The Employee acknowledges having received a fully executed copy of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the 8th day of December, 2019.

Canopy Growth Corp.

By:	/s/Peter Stringham
Name: Peter Stringham

Title: Board Member

/s/David Klein
David Klein

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SCHEDULE “A”

ENUMERATION OF INTELLECTUAL PROPERTY OWNED BY THE EMPLOYEE PRIOR TO THE MAKING OF THIS AGREEMENT

Patents

Please list all those patents both received and applied for using the table below.

Description	Jurisdiction	Patent No.	Date Received or Applied For

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

Licenses

Please describe all intellectual property, were patented, trademarked, or otherwise protected or not, licensed to third parties by you using the table below.

Description of License	Licensed To:

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

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SCHEDULE “A”

ENUMERATION OF INTELLECTUAL PROPERTY OWNED BY THE EMPLOYEE PRIOR TO THE MAKING OF THIS AGREEMENT

Copyrights, trademarks, registered trademarks, and other forms of intellectual property.

Please use the table below to list all other registered intellectual property owned by you prior to the making of this Agreement.

Description	Jurisdiction	Registration Number	Date Received

If additional space is required, please tick this box  and attach additional pages as required using the format of the table shown above.

Acknowledgement

You hereby acknowledge that, the items listed in the tables above (and any attached sheets, if necessary) constitute the full and complete list of intellectual property owned by you prior to making this Agreement with Canopy Growth Corporation.

Date:

Signed:
name

LEGAL_32367038.5

APPENDIX “A”

TO INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

Termination Certificate

To:	Canopy Growth Corporation (the “Company”)

Re:	Intellectual Property and Confidential Information Agreement (the “Agreement”) between the Company and the undersigned employee.

This is to certify that I do not have in my possession, nor have I failed to return, nor have a transferred to any third party, any confidential or proprietary information belonging to the Company, its subsidiaries, affiliates, successors, assigns, clients, customers or stakeholders, including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items. I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any Developments, inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers or stakeholders.

Date:

Signed:
name

LEGAL_32367038.5